Exhibit 10.1

AMENDMENT TO RESTRICTED STOCK AWARD AND NON-COMPETITION AGREEMENT
(EMPLOYEE GRANT)
THIS AMENDMENT TO RESTRICTED STOCK AWARD AND NON-COMPETITION AGREEMENT (this “Amendment”), dated as of February 23, 2024, is entered into between Perficient, Inc., a Delaware corporation (the “Corporation”), and Jeffrey S. Davis (“Employee”).
WITNESSETH:
WHEREAS, the Corporation and Employee have previously entered into certain Restricted Stock Award and Non-Competition Agreements, as described on Exhibit A (the “Award Agreements”), pursuant to which the Corporation granted certain awards (the “Awards”) of Restricted Shares of the Corporation’s authorized Common Stock, par value $0.001 per share, listed on Exhibit A, subject to the terms and conditions set forth in such Award Agreements and the Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (the “Plan”) (capitalized terms used herein without definition shall have the meanings proscribed to them in each Award Agreement); and
WHEREAS, the Corporation and Employee desire to amend certain terms of each Award Agreement and the related Awards as set forth in this Amendment.
NOW, THEREFORE, in consideration of the matters referenced above, the parties agree as follows:

1.            Amendments.

(a)A new Paragraph 2(s) is hereby added to each Award Agreement, which shall read in its entirety as follows:

(s) “Change in Control” means (1) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation; (2) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation; (3) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (4) one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions; provided , that persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering, but persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation; provided, further that this definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

(b)The first sentence of Paragraph 6 of each Award Agreement is hereby deleted and replaced in its entirety by the following:

Exhibit 10.1

Subject to Paragraph 7(a), the restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire and become transferable and non-forfeitable according to the schedule set forth in this Paragraph 6 so long as Employee has been performing Service continuously since the Date of Grant through the applicable vesting date; provided, that for the avoidance of doubt, Service for purposes of this Paragraph 6 shall include Employee’s performance of services for the Corporation as a member of the Board of Directors, whether or not Employee is also then an employee of the Corporation.

(c)The last sentence of Paragraph 6 of each Award Agreement is hereby deleted.

(d)Paragraph 7(a) of each Award Agreement is hereby deleted and replaced in its entirety by the following:

(a)Notwithstanding anything contained in Paragraph 6, the restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire and become transferable and non-forfeitable on the occurrence of any of the following events: (1) a Change in Control; or (2) Employee no longer serving as a member of the Board of Directors as a result of (A) his death or disability, (B) his failure to be elected to the Board by the stockholders of the Company or (C) the Nominating, Governance and Sustainability Committee (or any successor thereto) failing to nominate him for election to the Board.

2.            Miscellaneous.

(a)Except as expressly modified in this Amendment, the terms and conditions of each Award and each Award Agreement shall remain in full force and effect.

(b)This Amendment may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Amendment and all other aspects of the Employee’s employment shall be governed by and construed and interpreted in accordance with the internal laws of the State of Missouri without reference to conflicts of law principles, or any rule or decision that would defer to the substantive laws of another jurisdiction.

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Exhibit 10.1

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

PERFICIENT, INC.

By: /s/ Paul E. Martin
Paul E. Martin
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ Jeffrey S. Davis
Jeffrey S. Davis

Date: February 23, 2024

Exhibit 10.1

Exhibit A

Award Agreements

Date of Award Agreement	No. of Shares of Restricted Stock Subject to Award	Unvested Awards at 3/1/2024
February 21, 2023	91,836	61,224
February 22, 2022	59,324	19,774

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